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                                                                    Exhibit 23.2


                                February 8, 2002

Mr. Stephen Brown
President
Asset Equity Group, Inc.
10120 South Eastern Avenue
Suite 218
Henderson, Nevada 89052

                            RE:  Asset Equity Group, Inc.
                                 Common Shares for prospective issuance
                                 to two (2) Consultants

Dear Mr. Brown:

         I have been asked to act as counsel to Asset Equity Group, Inc. ("Asset Equity Group Inc.") only in connection with the registration with the Securities and Exchange Commission on Form S-8 of 100,000,000 shares of Asset Equity Group, Inc. common stock that may be issued in connection with the Consulting Agreements with Ms. Sara Wetzel, Robert Romine and Mr. James Carroll (the "Consulting Contracts"). I have not acted as counsel to Asset Equity Group, Inc. on any other matters. In connection with that registration, I have reviewed your Board of Directors' minutes relating to the proposed issuance of the common stock, the Asset Equity Group Inc. Articles of Incorporation and amendments thereto, the Asset Equity Group, Inc. Bylaws and amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

         Based upon that review, it is my opinion that the common shares when issued in conformance with the terms and conditions of the Consulting Contracts, will be issued in substantial compliance with Utah law.

         I express no opinion as to the application of other state or federal securities laws or other laws regarding the issuance and sale of these common shares. I am not licensed to practice law in the State of Utah.

         I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in the registration statement, but I do not consent to any other use of this letter without my prior written consent.

                                           Very truly yours,



                                           By:    /s/ Robert S. Luce
                                              --------------------------------
                                                      Robert S. Luce